NovaStar Capital, Inc. Acquires Warehouse Lending Customers of nBank, N.A.

Expands Service and Relationships with Mortgage Lenders

ROSWELL, GA. – May 23, 2006 – NovaStar Capital, Inc., the mortgage warehouse lending business of NovaStar Financial, Inc. (NYSE: NFI), today announced the acquisition of the warehouse lending customer relationships of nBank, N.A., based in Commerce, Georgia.

NovaStar Capital provides warehouse lines to mortgage lenders nationwide. Warehouse lending is a form of commercial lending that offers short-term financing to allow a lender to close loans, funding the amount of those loans during the time the loans are held in inventory prior to being sold in the secondary market.

“We are very pleased to offer nBank’s customer base the continuity of working with our team and our flexible, easy-to-use warehouse lending programs,” said Kenneth D. Logan, Executive Vice President and Chief Operating Officer of NovaStar Capital. “With our years of collective experience in the industry, we understand what lenders need and have designed our processes to help them close more loans.”

NovaStar Capital will acquire nBank’s warehouse relationships with approximately 40 mortgage lenders, who funded a total of approximately $1.8 billion in loans in the past year. In addition, NovaStar Capital will hire some of the key members of the bank’s warehouse lending team. In the coming weeks, nBank will work closely with clients to provide a smooth transition of their warehouse lines from the nBank lending unit to NovaStar Capital.

Headquartered near Atlanta, Georgia, NovaStar Capital is a national lender able to warehouse loans in all 50 states. Line limits generally run from $1 million to $15 million. NovaStar Capital funds conventional, government, Alt-A, and nonprime loans, and allows 100 percent of the line limit to fund nonprime and Alt-A loan types. Real-time secure connection software also gives lenders unprecedented access to warehouse loan information, including detailed status and tracking for each loan, available 24 hours a day, 7 days a week, 365 days a year.

Correspondent lenders and broker/bankers can obtain more information by visiting our website at www.novastarcapital.com or contacting us at 1-800-334-1939.

Financial terms of the transaction were not disclosed.

Milestone Advisors, LLC advised nBank in this transaction.

About NovaStar Financial

NovaStar Financial, Inc. (NYSE:NFI) is a specialty finance company that originates, purchases, sells, invests in and services residential nonconforming loans. The company specializes in single-family mortgages, involving borrowers whose loan size, credit details or other circumstances fall outside conventional mortgage agency guidelines. A Real Estate Investment Trust (REIT) founded in 1996, NovaStar efficiently brings together the capital markets, a nationwide network of mortgage brokers, mortgage bankers and American families financing their homes. NovaStar Financial is headquartered in Kansas City, Missouri, and has lending operations nationwide.

For more information, please visit our website at www.novastarmortgage.com.

Certain matters discussed in this release constitute forward-looking statements within the meaning of the federal securities laws. Forward-looking statements are those that predict or describe future events and that do not relate solely to historical matters. Forward-looking statements are subject to risks and uncertainties and certain factors can cause actual results to differ materially from those anticipated. Some important factors that could cause actual results to differ materially from those anticipated include: our ability to generate sufficient liquidity on favorable terms; the size, frequency and structure of our securitizations; interest rate fluctuations on our assets that differ from our liabilities; increases in prepayment or default rates on our mortgage assets; changes in assumptions regarding estimated loan losses and fair value amounts; changes in origination and resale pricing of mortgage loans; our compliance with applicable local, state and federal laws and regulations or opinions of counsel relating thereto and the impact of new local, state or federal legislation or regulations or opinions of counsel relating thereto or court decisions on our operations; the initiation of margin calls under our credit facilities; the ability of our servicing operations to maintain high performance standards and maintain appropriate ratings from rating agencies; our ability to expand origination volume while maintaining an acceptable level of overhead; our ability to adapt to and implement technological changes; the stability of residual property values; the outcome of litigation or regulatory actions pending against us or other legal contingencies; the impact of losses resulting from natural disasters; the impact of general economic conditions; and the risks that are from time to time included in our filings with the SEC, including our Annual Report on Form 10-K, for the year ended December 31, 2005. Other factors not presently identified may also cause actual results to differ. This document speaks only as of its date and we expressly disclaim any duty to update the information herein.

Media Relations Contact

Richard M. Johnson

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